Exhibit 99.1

Clearfield, Inc. Accelerates Momentum in Third Quarter of FY 09

Revenue Gains and Gross Profit Improvement

Result in Increase in Operating Income Over Prior Year Period

MINNEAPOLIS--(BUSINESS WIRE)--August 10, 2009--Clearfield, Inc. (NASDAQ: CLFD):

•	Net Sales:	$7.2M in third quarter of FY 2009 Up 16% from previous year period
•	Gross Profit:	$2.7M in third quarter of FY 2009 Up 27% from previous year period
•	Gross Margin:	37.4% in third quarter of FY 2009 Up from 34.2% in previous year period
•	Income from Operations:	$542K in third quarter of FY 2009 Up 158% from previous year period
•	Net income per share:	$0.05 for third quarter of FY 2009 Up from $.02 in previous year period

Clearfield, Inc. (NASDAQ: CLFD) today announced results for the third fiscal quarter of 2009 which ended June 30, 2009. Revenue for the current quarter was $7,160,000 in comparison to $6,165,000 for the third quarter of 2008, an increase of 16 percent. Gross profit for the third quarter of 2009 was $2,684,000 in comparison to $2,108,000 for the prior year period, an increase of 27 percent. The Company reported net income of $587,000 or $.05 per share for the third quarter of 2009 compared to $249,000 or $.02 per share for the prior year period.

For the three quarters of fiscal 2009 ending June 30, 2009, net sales increased 12% to $18,326,000. Operating income improved to $880,000, an increase of 212% over the previous year. Net income improved to $936,000 or $.08 per share, an increase of 23% from the previous year.

Third Quarter Fiscal 2009 Results

Net sales totaled $7,160,000 for the third quarter of fiscal 2009, compared to $6,165,000 for the third quarter of fiscal 2008 and $5,233,000 for the second quarter of fiscal 2009. The significant increase was the result of strong acceptance of the FieldSmart™ product line throughout independent telephone market. Revenue was heavily influenced by sales to a single distributor in the eastern region of the U.S.

Third quarter margins improved more than three percentage points to 37.4%, up from 34.2% in the same quarter of last year and up from 34.7% in the previous quarter of this fiscal year. This improvement was the result of increasing volume as well as product mix weighted toward the FieldSmart architecture. Manufacturing efficiencies and sourcing strategies continue to bear fruit as evidenced by the lower cost of goods.

Operating expenses were $2,142,000, compared to $1,898,000 in the same quarter 2008, an increase of 13% and up from $1,690,000 in the previous quarter of this fiscal year. Increased expenses include an investment in engineering personnel and development resources aimed at continued and rapid product introductions throughout the rest of this fiscal year and into 2010. Additional expenses were also recorded in Selling, General & Administrative due to increased performance-based compensation programs consistent with the company compensation policy.

Operating income improved to $542,000, an increase of 158% over the previous year.

Net income improved to $587,000, an increase of 136% from the previous year. The company recognized a one-time gain of $43,000 due to a default on the lease by the party currently renting the company’s excess manufacturing plant in Aberdeen, S.D. In prior quarters, the Company had generated rental income from this facility.

Impact of Net Operating Loss Carry Forwards

The Company through outside experts completed a study relating to its net operating loss carryforwards and determined that there is no limitation on their use.

Moving forward, the Company’s results of operations may be impacted by the effect of certain accounting matters, including the annual evaluation of goodwill for impairment and annual review of the valuation allowance recorded against its deferred tax assets consisting primarily of net operating loss carryforwards.

Comments on Operations

“Clearfield’s FieldSmart™ product offering is the only fiber management platform in the industry that is built on a consistent architecture for the inside plant, outside plant and access networks,” explains Cheryl Beranek, president & CEO of Clearfield. “Our strong performance this quarter is evidence that our target customer groups are recognizing the cost savings potential of our architecture.”

“Economic factors continue to hamper our growth, as many projects are slow or are remaining in a pilot stage,” continued Beranek. “The summer build season is a positive influence, but questions surrounding the American Recovery and Reinvestment Act continue to have a delay-effect on our market. We remain optimistic, but also realistic as program funding will not be readily available to our clients until late this year or early in 2010.”

“We remain committed to profitable growth within our industry as this quarter’s 4% increase in shareholder equity demonstrates,” concluded Beranek.

Clearfield, Inc.
FINANCIAL RESULTS (unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$7,160,039	$6,165,379	$18,325,930	$16,305,312

Cost of sales	4,475,573	4,057,560	11,809,104	10,982,458

Gross profit	2,684,466	2,107,819	6,516,826	5,322,854

Operating expenses
Selling, general and administrative	2,142,074	1,897,625	5,637,002	5,041,336

Income from operations	542,392	210,194	879,824	281,518

Other income (expense)
Interest income	34,764	49,920	83,758	217,011
Interest expense	(1,260)	(2,530)	(4,751)	(8,502)
Other income	48,243	13,681	75,818	43,082
	81,747	61,071	154,825	251,591
Income before income taxes	624,139	271,265	1,034,649	533,109

Income tax expense	37,119	22,371	99,093	70,948

Net income from continuing operations	587,020	248,894	935,556	462,161
Net income from discontinued operations	-	-	-	342,390
Net loss on disposal of assets of discontinued operations	-	-	-	(44,951)
Total income from discontinued operations	-	-	-	297,439
Net income	$587,020	$248,894	$935,556	$759,600

Net income per share:
Continuing operations	$.05	$.02	$.08	$.04
Discontinued operations	$.00	$.00	$.00	$.02
Basic and diluted	$.05	$.02	$.08	$.06

Weighted average shares outstanding:
Basic	11,938,131	11,872,331	11,938,131	11,872,331
Diluted	11,945,419	11,872,331	12,945,419	11,872,331

	June 30, 2009	September 30, 2008
Assets
Current Assets
Cash and cash equivalents	$3,769,843	$4,333,709
Short-term investments	2,457,663	-
Accounts receivable, net	3,075,809	2,533,447
Inventories	1,547,788	2,088,769
Other current assets	160,063	115,344
Total current assets	11,011,166	9,071,269

Property, plant and equipment, net	1,352,372	1,604,202

Other Assets
Long-term investments	2,566,000	3,143,941
Goodwill	2,570,511	2,570,511
Other	176,368	176,368
Notes receivable	402,562	432,846
Total other assets	5,715,441	6,323,666
Total Assets	$18,078,979	$16,999,137

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$49,106	$62,126
Accounts payable	1,712,155	1,849,633
Accrued compensation	1,042,590	903,276
Accrued expenses	73,037	301,859
Total current liabilities	2,876,888	3,116,894

Long-term debt, net of current maturities	-	33,081
Deferred rent	89,817	89,641
Deferred income taxes	233,897	166,904
Total Liabilities	3,200,602	3,406,520

Shareholders’ Equity
Undesignated shares, 4,999,500 authorized shares; no shares issued and outstanding	-	-
Preferred stock, $.01 par value; 500 shares; no shares outstanding	-	-
Common stock, authorized 50,000,000, $ .01 par value; 11,938,131 shares issued and outstanding at June 30, 2009 and September 30, 2008	119,381	119,381
Additional paid-in capital	52,252,423	52,166,219
Accumulated deficit	(37,493,427)	(38,428,983)
Accumulated other comprehensive loss	-	(264,000)
Total shareholders’ equity	14,878,377	13,592,617
Total Liabilities and Shareholders’ Equity	$18,078,979	$16,999,137

About Clearfield

Clearfield, Inc. (Nasdaq: CLFD) designs and manufactures the WaveSmart platform of powered optical signal products, including the WaveSmart PowerNode 1550 EDFA, and the FieldSmart Fiber Management Platform, which includes its latest generation FieldSmart Fiber Distribution System (FDS), FieldSmart Fiber Scalability Center (FSC) and FieldSmart Fiber Delivery Point (FDP) series. The FDS, FSC and FDP product lines support a wide range of panel configurations, densities, connectors and adapter options, and are offered alongside an assortment of passive optical components. Clearfield provides a complete line of fiber and copper assemblies for inside plant, outside plant and access networks.

Statements regarding Clearfield’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: the effect of the significant downturn in the U.S. economy on Clearfield’s customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers; limited experience in manufacturing, reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield’s filings with the Securities and Exchange Commission.

CONTACT:
Clearfield, Inc.
Cheryl Beranek, 763-476-6866
Chief Executive Officer and President
Investor-relations@clfd.net